Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 7, 2022, with respect to the consolidated balance sheets of Zoom Video Communications, Inc. and subsidiaries as of January 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, convertible preferred stock and stockholder’s (deficit) equity, and cash flows for each of the years in the three-year period ended January 31, 2022, and the related notes and financial statement schedule II: valuation and qualifying accounts (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
March 7, 2022